Exhibit 10.2
Restricted Stock Unit Agreement
Flowserve Corporation
2004 Stock Compensation Plan
This Restricted Stock Unit Agreement (the “Agreement”) is made and entered into by and between Flowserve Corporation, a New York corporation (the “Company”) and Lewis Kling (the “Participant”) as of March 7, 2008 (the “Date of Grant”).
W I T N E S S E T H
WHEREAS, the Company has adopted the Flowserve Corporation 2004 Stock Compensation Plan (the “Plan”) to strengthen the ability of the Company to attract, motivate and retain Employees, Outside Directors and Consultants who possess superior capabilities and to encourage such persons to have a proprietary interest in the Company; and
WHEREAS, the Organization and Compensation Committee of the Board of Directors of the Company believes that the grant of Restricted Stock Units to the Participant as described herein is consistent with the stated purposes for which the Plan was adopted; and
NOW, THEREFORE, in consideration of the mutual covenants and conditions hereafter set forth and for other good and valuable consideration, the Company and the Participant agree as follows:
1. Restricted Stock Units
In order to encourage the Participant’s contribution to the successful performance of the Company, and in consideration of the covenants and promises of the Participant herein contained, the Company hereby grants to the Participant as of the Date of Grant, an Award of                      Restricted Stock Units (the “RSUs”), which may be converted into the number of shares of Common Stock of the Company equal to the number of RSUs, subject to the conditions and restrictions set forth below and in the Plan.
2. Vesting and Conversion of RSUs into Common Stock
(a)
Subject to the provisions of Paragraph 3 below, all RSUs will become vested over the three year period following the Date of Grant in accordance with the following table; provided, however, that the RSUs shall cease to vest following the Participant’s termination of employment with the Company:

Aggregate Percentage of Shares of RSUs
Date	Granted herein which are Vested
03/07/09	33 1/3%
03/07/10	66 2/3%
03/07/11	100%

(b)
Except as otherwise provided in Paragraph 2(e) below, no later than the date that is two and a half (2 1/2) months following the close of the calendar year in which the RSUs vest in accordance with the table set forth in Paragraph 2(a) above, the Company shall convert the vested RSUs into the number of whole shares of Common Stock equal to the number of vested RSUs, subject to the provisions of the Plan and the Agreement.

(c)
Following conversion of the vested RSUs into shares of Common Stock, such shares of Common Stock will be transferred of record to the Participant and a certificate or certificates representing said Common Stock will be issued in the name of such Participant and delivered to the Participant. The delivery of any shares of Common Stock pursuant to this Agreement is subject to the provisions of Paragraphs 7 and 9 below.

(d)
Each year that this Agreement is in effect, the Participant may receive credits (“Dividend Equivalents”) based upon the cash dividends that would have been paid on the number of shares of Common Stock equal to 100% of the RSUs as if such shares of Common Stock were actually held by the Participant. Dividend equivalents shall be deemed to be reinvested in additional shares of Common Stock (which may thereafter accrue additional dividend equivalents). Any such reinvestment shall be at the Fair Market Value of the Common Stock at the time thereof. Dividend Equivalents may be settled in cash or shares of Common Stock, or any combination thereof, as determined by the Committee, in its sole and absolute discretion. Following conversion of the vested RSUs into shares of Common Stock, the Participant also shall receive a distribution of the Dividend Equivalents accrued with respect to such RSUs prior to the date of such conversion. In the event any RSUs do not vest, the Participant shall forfeit his or her right to any Dividend Equivalents accrued with respect to such unvested RSUs.

(e)
Notwithstanding the foregoing provisions of Paragraphs 2(c) and 2(d), the Committee may, in its sole and absolute discretion, in lieu of distributing any shares of Common Stock to the Participant, elect to pay the Participant an amount in cash equal to the Fair Market Value on the date of conversion of the shares of Common Stock that the Participant otherwise would be entitled to receive pursuant to this Agreement.

3. Effect of Termination of Employment or Services
The RSUs granted pursuant to this Agreement shall vest in accordance with the vesting schedule reflected in Paragraph 2(a) above, as long as the Participant remains employed by the Company or a Subsidiary. The RSUs granted pursuant to this Agreement shall cease vesting and shall be immediately forfeited upon the date the Participant terminates employment, unless:
(a)	the Company and its Subsidiaries terminate the Participant’s employment prior to February 28, 2010 without “cause” (as such term is defined in the Participant’s existing employment agreement);

(b)	the Participant’s employment terminates prior to February 28, 2010 by reason of his “disability” (as such term is defined in the Participant’s existing employment agreement) or his death;

(c)	the Participant resigns his employment with the Company prior to February 28, 2010 upon the appointment of a successor Chief Executive Officer of the Company; or

(d)
the Participant terminates his employment with the Company prior to February 28, 2010 following the assignment to the Participant of duties materially inconsistent with his positions with the Company or following any actions by the Company resulting in a material diminution of his position or duties;

in which case, the shares of RSUs that have not previously vested in accordance with the vesting schedule reflected in Paragraph 2(a) above, as of the date of such termination of employment shall be immediately vested.
4. Limitation of Rights
Nothing in this Agreement or the Plan shall be construed to:
(a)
give the Participant any right to be awarded any further RSUs or any other Award in the future, even if RSUs or other Awards are granted on a regular or repeated basis, as grants of RSUs and other Awards are completely voluntary and made solely in the discretion of the Committee;

(b)	give the Participant or any other person any interest in any fund or in any specified asset or assets of the Company or any Subsidiary; or

(c)
confer upon the Participant the right to continue in the employment or service of the Company or any Subsidiary, or affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant at any time or for any reason.

5. Prerequisites to Benefits
Neither the Participant, nor any person claiming through the Participant, shall have any right or interest in the RSUs awarded hereunder, unless and until all the terms, conditions and provisions of this Agreement and the Plan which affect the Participant or such other person shall have been complied with as specified herein.
6. Data Privacy
By execution of this Agreement, the Participant acknowledges that he/she has read and understands the Flowserve Corporation Employee Data Protection Policy (the “Policy”). The participant hereby consents to the collection, processing, transmission, use and electronic and manual storage of their personal data by the Company, Merrill Lynch & Co., Inc. (“Merrill Lynch”) and Solium Capital LLC (“Solium”) in order to facilitate Plan administration. The Participant understands and acknowledges that this consent applies to all personally-identifiable data relevant to Plan administration, including: name, home address, work email address, job title, GEMS ID, National Identification Number or Social Security Number, employee status, work location, work phone number, tax class, previous equity grant transaction data and compensation data.
The Participant understands that for purposes of Plan administration, the Participant’s personal data will be collected and processed at 5215 N. O’Connor Blvd, Suite 2300, Irving, Texas (USA), and transferred to Merrill Lynch at 4 World Financial Center, 250 Vesey St., New York, New York (USA) and Solium at 25900 West Eleven Mile, Suite 140, Southfield, Michigan (USA).

7. Delivery of Shares
No shares of Common Stock shall be delivered to the Participant upon conversion of the RSUs into shares of Common Stock until:
(a)	all the applicable taxes required to be withheld have been paid or withheld in full;

(b)	the approval of any governmental authority required in connection with this RSU, or the issuance of shares of Common Stock hereunder under has been received by the Company; and

(c)	if required by the Committee, the Participant has delivered to the Committee an “Investment Letter” in form and content satisfactory to the Company as provided in Paragraph 9 hereof.
8. Successors and Assigns
This Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.
9. Securities Act
The Company will not be required to deliver any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable federal or state securities laws or regulations. The Committee may require that the Participant, prior to the issuance of any such shares, sign and deliver to the Company a written statement, which shall be in a form and contain content acceptable to the Committee, in its sole discretion (“Investment Letter”):
(a)	stating that the Participant is acquiring the shares for investment and not with a view to the sale or distribution thereof;

(b)	stating that the Participant will not sell any shares of Common Stock that the Participant may then own or thereafter acquire except either:
(i)	through a broker on a national securities exchange or

(ii)	with the prior written approval of the Company; and
(c)
containing such other terms and conditions as counsel for the Company may reasonably require to assure compliance with the Securities Act or other applicable federal or state securities laws and regulations.

10. Federal and State Taxes
(a)
Any amount of Common Stock that is payable or transferable to the Participant hereunder may be subject to the payment of or reduced by any amount or amounts which the Company is required to withhold under the then applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or its successors, or any other federal, state or local tax withholding requirement. When the Company is required to withhold any amount or amounts under the applicable provisions of the Code, the Company shall withhold from the Common Stock to be issued to the Participant a number of shares necessary to satisfy the Company’s withholding obligations. The number of shares of Common Stock to be withheld shall be based upon the Fair Market Value of the shares on the date of withholding.

(b)	Notwithstanding Paragraph 10(a) above, if the Participant elects, and the Committee agrees, the Company’s withholding obligations may instead be satisfied as follows:
(i)	the Participant may direct the Company to withhold cash that is otherwise payable to the Participant;

(ii)
the Participant may deliver to the Company a sufficient number of shares of Common Stock then owned by the Participant to satisfy the Company’s withholding obligations, based on the Fair Market Value of the shares as of the date of withholding;

(iii)	the Participant may deliver sufficient cash to the Company to satisfy its withholding obligations; or

(iv)	any combination of the alternatives described in Paragraphs 10(b)(i) through 10(b)(iii) above.
(c)
Authorization of the Participant to the Company to withhold taxes pursuant to one or more of the alternatives described in Paragraph 10(b) above must be in a form and content acceptable to the Committee. The payment or authorization to withhold taxes by the Participant shall be completed prior to the delivery of any shares pursuant to this Agreement. An authorization to withhold taxes pursuant to this provision will be irrevocable unless and until the tax liability of the Participant has been fully paid.

11. Definitions; Copy of Plan
Except as specifically provided otherwise herein, all capitalized terms used in this Agreement shall have the same meanings ascribed to them in the Plan. By the execution of this Agreement, the Participant acknowledges receipt of a copy of the Plan.
12. Administration
This Agreement is subject to the terms and conditions of the Plan. The Plan will be administered by the Committee in accordance with its terms. The Committee has sole and complete discretion with respect to all matters reserved to it by the Plan and the decisions of the majority of the Committee with respect to the Plan and this Agreement shall be final and binding upon the Participant and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

13. Adjustment of Number of Shares of Restricted Stock Units
The number of shares of RSUs granted hereunder shall be subject to adjustment in accordance with Articles 11 and 12 of the Plan.
14. Non-transferability
The RSUs granted by this Agreement are not transferable by the Participant other than by will or pursuant to applicable laws of descent and distribution. The RSUs and any rights and privileges in connection therewith, cannot be transferred, assigned, pledged or hypothecated by operation of law, or otherwise, and is not otherwise subject to execution, attachment, garnishment or similar process. In the event of such occurrence, this Agreement will automatically terminate and will thereafter be null and void.
15. No Right to Stock
No Participant and no beneficiary or other person claiming under or through such Participant shall have any right, title or interest in any shares of Common Stock allocated or reserved under the Plan or subject to this Agreement, except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant.
16. Notice
Any notice to be given to the Company or the Committee shall be addressed to the Company in care of its Secretary at its principal office. Any such notice shall be in writing and shall be delivered personally or shall be sent by first class mail, postage prepaid, to the Company.
17. Amendments
This Agreement may be amended only by a written agreement executed by the Company and the Participant. Any such amendment shall be made only upon the mutual consent of the parties, which consent (of either party) may be withheld for any reason.
18. Governing Law
This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officers thereunto duly authorized, and the Participant has hereunto set his hand as of the day and year first above written.

FLOWSERVE CORPORATION
By:	/s/ William C. Rusnack
	Name:	William C. Rusnack
	Title:	Chairman, Organization and Compensation Committee

Lewis Kling
Name:	/s/ Lewis M. Kling